1Q20 Earnings Release	March 31, 2020

FOR IMMEDIATE RELEASE
May 6, 2020
For more information contact:
Tim McHugh (419) 247-2800
Welltower Reports First Quarter 2020 Results
Toledo, Ohio, May 6, 2020…..Welltower Inc. (NYSE:WELL) today announced results for the quarter ended March 31, 2020.
Recent Highlights

•	Reported net income attributable to common stockholders of $0.75 per diluted share

•	Reported normalized FFO attributable to common stockholders of $1.02 per diluted share

•	Completed pro rata dispositions of $717 million at a blended yield of 5.4%

•	Improved net debt to Adjusted EBITDA to 5.93x at March 31, 2020 from 6.37x at December 31, 2019

•	Reduced May 2020 dividend to 70% of pre COVID-19 levels, or $0.61 per share

•
Enhanced near-term liquidity profile to $3.5 billion through settlement of forward sale agreements resulting in $588 million of gross proceeds on March 30, 2020 and closing on a $1 billion term loan on April 1, 2020

“The COVID-19 pandemic is having an overwhelming global impact with at-risk populations, including frail seniors, who are disproportionately affected,” stated Thomas J. DeRosa, Chairman and CEO. “As we have described in our business updates, Welltower began to see the direct impact of COVID-19 across our platform starting in March of this year, but most notably in our seniors housing operating portfolio. Over this time, Welltower has taken important steps to support our operators and tenants and to strengthen our balance sheet. Recognizing the nationwide shortages of personal protective equipment and testing kits, Welltower moved quickly to procure and distribute masks, gowns, gloves, test kits and other supplies to many of our operators and tenants. Additionally, amidst growing capital markets turbulence, we took measures to bolster our liquidity profile, including the closing of a $1.0 billion term loan, providing us with added balance sheet flexibility. Nonetheless, the financial headwinds resulting from the pandemic will create significant pressure on our near-term cash flow, leading to the difficult, but prudent decision to reduce our quarterly dividend to 70% of pre-COVID levels. While the duration and full impact of COVID-19 on our business is uncertain, we remain confident in our long-term strategy of owning, managing and developing a class of real estate that can better deliver health care services and manage the wellness needs of an aging population in settings that ultimately lower health care costs and improve health outcomes.”
COVID-19 Update
Seniors Housing Operating As previously announced, the total SHO portfolio incurred approximately $7 million of unanticipated property level expenses associated with the COVID-19 pandemic in March 2020, driven by higher labor costs coupled with expenditures related to procurement of personal protective equipment and other supplies. These costs had an unfavorable impact on normalized FFO of approximately $0.02 per diluted share. We continue to expect total SHO portfolio expenses to remain elevated during the pandemic.
In our SHO portfolio of 586 properties, our operators have reported 1,044 confirmed cases as of May 1, 2020. In addition, as of May 1, 2020, approximately 72% of our SHO communities reported no confirmed cases, 13% have reported 1-3 cases and 15% have reported 4+ cases. As a result of the increase in the prevalence of COVID-19, involuntary move-outs have increased but this has been largely offset by a decline in voluntary move outs, leaving total year-over-year move-out volume relatively flat. However, due to an increasing number of our properties shifting to total or partial admission bans towards the end of March, move-in volumes have decreased meaningfully on a year-over-year basis through the end of April. Amidst a backdrop of challenging move-ins and flat move-outs, we continue to experience occupancy losses as we have highlighted in our business updates in March and April.
Since our last update on April 17, 2020, occupancy within our Seniors Housing Operating (SHO) portfolio has declined further as move-in restrictions and intensified screening have expanded to additional communities in markets outside those initially impacted by COVID-19. As of May 1, 2020, our SHO portfolio spot occupancy of 82.7% compared to 84.8% as of April 3, 2020 and 85.8% as of February 28, 2020. The portfolio is expected to experience an additional decline in occupancy going forward due to various measures enacted to stem the spread of the COVID-19 pandemic.
Rent Collections Rent collections for March 2020 related to our Triple-net operators and Outpatient Medical tenants were consistent with prior periods. We have received approximately 97% of rent due in April from operators under Triple-net lease agreements (primarily seniors housing and post-acute care facilities) and we have either received or approved short term deferrals for approximately 95% of Outpatient Medical rent due in April. Approximately 8% of our April Outpatient Medical rent was approved for 60-day deferral to be repaid by year end.

1Q20 Earnings Release	March 31, 2020

Investments and Dispositions Our investments in and acquisitions of senior housing and healthcare properties, as well as our ability to transition or sell properties with profitable results, may be limited as a result of the impact of the pandemic on our business and related industry. During April 2020, a previously announced planned disposition of a portfolio of 11 Seniors Housing Operating properties in the western United States was not consummated as a result of this uncertainty.
Guidance Our initial 2020 earnings guidance provided on February 12, 2020 did not contemplate the COVID-19 pandemic. Due to the unanticipated impact of COVID-19 on SHO portfolio fundamentals and recent revisions to our investment outlook and capital plans, we elected to withdraw all components related to full year 2020 guidance on April 17, 2020.
Capital Activity and Liquidity On March 31, 2020, we had $303 million of cash and cash equivalents and $2.2 billion of available borrowing capacity under our unsecured revolving credit facility, exclusive of the $1 billion term loan closed on April 1, 2020. During the quarter, we sold 2 million shares of common stock under our ATM and DRIP programs, through both cash settle and forward sale agreements, at an initial weighted average price of $83.94 per share, generating gross proceeds of approximately $171 million. The sale of these shares and settlement of previously outstanding forward sales resulted in total gross proceeds of approximately $603 million which were used to reduce borrowings under our unsecured revolving credit facility.
In addition, the Board of Directors has authorized a share repurchase program whereby we may repurchase up to $1 billion of common stock through December 31, 2021. Under this authorization, we are not required to purchase shares, but may choose to do so in the open market or through private transactions at times and amounts based on our evaluation of market conditions and other factors.

On April 1, 2020, Welltower closed on its previously announced $1.0 billion two-year unsecured term loan. The term loan carries a 60-day delayed draw and bears interest at a rate of 1-month LIBOR + 1.20%, based on our credit rating. Inclusive of available borrowings under our line of credit, two-year unsecured term loan, and cash and cash equivalents, at April 1, 2020 we have $3.5 billion of near-term available liquidity and no material unsecured debt maturities until 2023.

Dividend Due to the anticipated impact of the COVID-19 pandemic, on May 4, 2020 the Board of Directors declared a reduced cash dividend for the quarter ended March 31, 2020 of $0.61 per share. This dividend which will be paid on May 28, 2020, to stockholders of record on May 19, 2020, will be our 196th consecutive quarterly cash dividend. The declaration and payment of future quarterly dividends remains subject to review and approval by the Board of Directors.
Quarterly Investment and Disposition Activity In the first quarter, we completed $538 million of pro rata gross investments including $398 million in acquisitions across four separate transactions at a blended yield of 5.6% and $141 million in development funding with an expected stable yield of 7.8%. Also during the quarter, we completed property dispositions of $708 million at a 5.4% yield and loan payoffs of $9 million at a 7.0% yield.
Notable Investments and Dispositions
Outpatient Medical Acquisition We closed on 16 properties totaling $235 million of the previously announced $261 million medical office portfolio sourced off-market. The acquired properties are 96% occupied with a weighted average lease term of 8 years and a 6.1% expected yield. The portfolio complements our current outpatient medical footprint and aligns with top health systems.
welltowerLIVING As previously announced, we launched welltowerLIVING through the acquisition of three seniors apartment communities located in Las Vegas, Nevada. The portfolio, which was acquired for $86 million, was extensively renovated in 2017 and is expected to have turnover, operating margins and capital expenditures which are more consistent with those attained in the multifamily sector.
Invesco Outpatient Medical Joint Venture We closed the first tranche of a previously announced joint venture agreement with Invesco for a pro rata sales price of $491 million and recognized a gain on sale of $152 million. As part of this joint venture, we sold an 85% interest in 24 properties representing 1.8 million square feet and retained leasing, portfolio and asset management responsibilities. Additionally, we sold four properties for a pro rata sales price of $125 million (which were initially contemplated as part of the Invesco joint venture but had rights of first refusal exercised) and recognized a gain on sale of $61 million.
Subsequent to quarter end, we closed on the second tranche of the previously announced joint venture agreement with Invesco for a pro rata sales price of $74 million. The final tranche is expected to close in the second quarter for a pro rata sales price of $47 million.
ProMedica Disposition We closed on the previously announced disposition of three skilled nursing facilities with an average age of 49 years, for a pro rata sales price of $53 million or approximately $156,000 per operational bed. The sale of these HCR ManorCare operated facilities was initiated following an unsolicited offer and resulted in a gain on sale of $47 million.
Genesis Healthcare Dispositions During the quarter, we completed the disposition of two properties for $17 million and a loan payoff of $9 million.

1Q20 Earnings Release	March 31, 2020

Conference Call Information We have scheduled a conference call on Thursday, May 7, 2020 at 9:00 a.m. Eastern Time to discuss our first quarter 2020 results, industry trends and portfolio performance. Telephone access will be available by dialing (844) 467-7115 or (409) 983-9837 (international). For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through May 21, 2020. To access the rebroadcast, dial (855) 859-2056 or (404) 537-3406 (international). The conference ID number is 2371369. To participate in the webcast, log on to www.welltower.com 15 minutes before the call to download the necessary software. Replays will be available for 90 days.
Supplemental Reporting Measures We believe that net income and net income attributable to common stockholders (NICS), as defined by U.S. generally accepted accounting principles (U.S. GAAP), are the most appropriate earnings measurements. However, we consider funds from operations (FFO), normalized FFO, EBITDA and Adjusted EBITDA to be useful supplemental measures of our operating performance. Excluding EBITDA and Adjusted EBITDA, these supplemental measures are disclosed on our pro rata ownership basis. Pro rata amounts are derived by reducing consolidated amounts for minority partners’ noncontrolling ownership interests and adding our minority ownership share of unconsolidated amounts. We do not control unconsolidated investments. While we consider pro rata disclosures useful, they may not accurately depict the legal and economic implications of our joint venture arrangements and should be used with caution.
Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts (NAREIT) created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO attributable to common stockholders, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests. Normalized FFO attributable to common stockholders represents FFO attributable to common stockholders adjusted for certain items detailed in Exhibit 2. We believe that normalized FFO attributable to common stockholders is a useful supplemental measure of operating performance because investors and equity analysts may use this measure to compare the operating performance of the Company between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.
We measure our credit strength both in terms of leverage ratios and coverage ratios. The leverage ratios indicate how much of our balance sheet capitalization is related to long-term debt, net of cash and Internal Revenue Code (“IRC”) Section 1031 deposits. We expect to maintain capitalization ratios and coverage ratios sufficient to maintain a capital structure consistent with our current profile. The coverage ratios are based on EBITDA which stands for earnings (net income per income statement) before interest expense, income taxes, depreciation and amortization. Covenants in our senior unsecured notes and primary credit facility contain financial ratios based on a definition of EBITDA that is specific to those agreements. Failure to satisfy these covenants could result in an event of default that could have a material adverse impact on our cost and availability of capital, which could in turn have a material adverse impact on our consolidated results of operations, liquidity and/or financial condition. Due to the materiality of these debt agreements and the financial covenants, we have defined Adjusted EBITDA to exclude unconsolidated entities and to include adjustments for stock-based compensation expense, provision for loan losses, gains/losses on extinguishment of debt, gains/losses/impairments on properties, gains/losses on derivatives and financial instruments, other expenses, additional other income and other impairment charges. We believe that EBITDA and Adjusted EBITDA, along with net income and cash flow provided from operating activities, are important supplemental measures because they provide additional information to assess and evaluate the performance of our operations. Our leverage ratios include net debt to Adjusted EBITDA. Net debt is defined as total long-term debt, excluding operating lease liabilities, less cash and cash equivalents and any IRC Section 1031 deposits.
Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and ratings agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, they are utilized by the Board of Directors to evaluate management. The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies. Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended March 31, 2020, which is available on the Company’s website (www.welltower.com), for information and reconciliations of additional supplemental reporting measures.
About Welltower Welltower Inc. (NYSE:WELL), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The Company invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience. Welltower™, a real estate investment trust (“REIT”), owns interests in properties concentrated in major, high-growth markets

1Q20 Earnings Release	March 31, 2020

in the United States, Canada and the United Kingdom, consisting of seniors housing and post-acute communities and outpatient medical properties. More information is available at www.welltower.com. We routinely post important information on our website at www.welltower.com in the “Investors” section, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website under the heading “Investors”. Accordingly, investors should monitor such portion of our website in addition to following our press releases, public conference calls and filings with the Securities and Exchange Commission. The information on our website is not incorporated by reference in this press release, and our web address is included as an inactive textual reference only.
Forward-Looking Statements and Risk Factors This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When Welltower uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “pro forma,” “estimate” or similar expressions that do not relate solely to historical matters, Welltower is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause Welltower’s actual results to differ materially from Welltower’s expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the duration and scope of the COVID-19 pandemic; the impact of the COVID-19 pandemic on occupancy rates and on the operations of Welltower and its operators/tenants; actions governments take in response to the COVID-19 pandemic, including the introduction of public health measures and other regulations affecting Welltower’s properties and the operations of Welltower and its operators/tenants; the effects of health and safety measures adopted by Welltower and its operators/tenants related to the COVID-19 pandemic; increased operational costs as a result of health and safety measures related to COVID-19; the impact of the COVID-19 pandemic on the business and financial condition of operators/tenants and their ability to make payments to Welltower; disruptions to Welltower's property acquisition and disposition activity due to economic uncertainty caused by COVID-19; general economic uncertainty in key markets as a result of the COVID-19 pandemic and a worsening of global economic conditions or low levels of economic growth; the status of capital markets, including availability and cost of capital; uncertainty from the expected discontinuance of LIBOR and the transition to any other interest rate benchmark; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; Welltower’s ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters and other acts of God affecting Welltower’s properties; Welltower’s ability to re-lease space at similar rates as vacancies occur; Welltower’s ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting Welltower’s properties; changes in rules or practices governing Welltower’s financial reporting; the movement of U.S. and foreign currency exchange rates; Welltower’s ability to maintain Welltower’s qualification as a REIT; key management personnel recruitment and retention; and other risks described in Welltower’s reports filed from time to time with the SEC. Finally, Welltower undertakes no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

1Q20 Earnings Release	March 31, 2020

Welltower Inc.
Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	March 31,
	2020	2019
Assets
Real estate investments:
Land and land improvements	$3,514,456	$3,238,679
Buildings and improvements	29,236,477	28,047,658
Acquired lease intangibles	1,629,662	1,539,363
Real property held for sale, net of accumulated depreciation	729,560	330,327
Construction in progress	431,497	253,478
Less accumulated depreciation and intangible amortization	(5,910,979)	(5,670,111)
Net real property owned	29,630,673	27,739,394
Right of use assets, net	523,217	502,429
Real estate loans receivable, net of credit allowance	221,228	351,085
Net real estate investments	30,375,118	28,592,908
Other assets:
Investments in unconsolidated entities	702,497	484,265
Goodwill	68,321	68,321
Cash and cash equivalents	303,423	249,127
Restricted cash	89,643	158,312
Straight-line rent receivable	449,075	395,621
Receivables and other assets	934,951	688,782
Total other assets	2,547,910	2,044,428
Total assets	$32,923,028	$30,637,336

Liabilities and equity
Liabilities:
Unsecured credit facility and commercial paper	$844,985	$419,293
Senior unsecured notes	10,218,853	9,632,013
Secured debt	2,901,232	2,660,190
Lease liabilities	464,659	426,639
Accrued expenses and other liabilities	997,603	1,000,825
Total liabilities	15,427,332	14,138,960
Redeemable noncontrolling interests	429,359	450,545
Equity:
Common stock	418,226	404,509
Capital in excess of par value	20,818,230	19,654,137
Treasury stock	(86,975)	(74,492)
Cumulative net income	7,659,038	6,402,004
Cumulative dividends	(12,579,535)	(11,163,317)
Accumulated other comprehensive income	(96,213)	(144,618)
Other equity	12	268
Total Welltower Inc. stockholders’ equity	16,132,783	15,078,491
Noncontrolling interests	933,554	969,340
Total equity	17,066,337	16,047,831
Total liabilities and equity	$32,923,028	$30,637,336

1Q20 Earnings Release	March 31, 2020

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
		Three Months Ended
		March 31,
		2020	2019
	Revenues:
	Resident fees and services	$849,972	$868,285
	Rental income	389,960	381,084
	Interest income	15,241	15,119
	Other income	3,429	7,757
	Total revenues	1,258,602	1,272,245
	Expenses:
	Property operating expenses	681,781	670,807
	Depreciation and amortization	274,801	243,932
	Interest expense	142,007	145,232
	General and administrative expenses	35,481	35,282
	Loss (gain) on derivatives and financial instruments, net	7,651	(2,487)
	Loss (gain) on extinguishment of debt, net	—	15,719
	Provision for loan losses	7,072	18,690
	Impairment of assets	27,827	—
	Other expenses	6,292	8,756
	Total expenses	1,182,912	1,135,931
	Income (loss) from continuing operations before income taxes
	and other items	75,690	136,314
	Income tax (expense) benefit	(5,442)	(2,222)
	Income (loss) from unconsolidated entities	(3,692)	(9,199)
	Gain (loss) on real estate dispositions, net	262,824	167,409
	Income (loss) from continuing operations	329,380	292,302

	Net income (loss)	329,380	292,302
Less:	Net income (loss) attributable to noncontrolling interests	19,096	11,832
	Net income (loss) attributable to common stockholders	$310,284	$280,470
	Average number of common shares outstanding:
	Basic	410,306	391,474
	Diluted	412,420	393,452
	Net income (loss) attributable to common stockholders per share:
	Basic	$0.76	$0.72
	Diluted	$0.75	$0.71
	Common dividends per share	$0.87	$0.87

1Q20 Earnings Release	March 31, 2020

FFO Reconciliations		Exhibit 1
(in thousands, except per share data)	Three Months Ended
	March 31,
	2020	2019
Net income (loss) attributable to common stockholders	$310,284	$280,470
Depreciation and amortization	274,801	243,932
Impairments and losses (gains) on real estate dispositions, net	(234,997)	(167,409)
Noncontrolling interests(1)	(9,409)	(17,760)
Unconsolidated entities(2)	15,445	19,150
NAREIT FFO attributable to common stockholders	356,124	358,383
Normalizing items, net(3)	63,195	41,182
Normalized FFO attributable to common stockholders	$419,319	$399,565

Average diluted common shares outstanding	412,420	393,452

Per diluted share data attributable to common stockholders:
Net income (loss)	$0.75	$0.71
NAREIT FFO	$0.86	$0.91
Normalized FFO	$1.02	$1.02

Normalized FFO Payout Ratio:
Dividends per common share	$0.87	$0.87
Normalized FFO attributable to common stockholders per share	$1.02	$1.02
Normalized FFO payout ratio	85%	85%

Other items:(4)
Net straight-line rent and above/below market rent amortization(5)	$(24,930)	$(23,715)
Non-cash interest expenses(6)	2,823	5,900
Recurring cap-ex, tenant improvements, and lease commissions	(22,616)	(21,416)
Stock-based compensation(7)	6,822	7,529

Note: (1) Represents noncontrolling interests' share of net FFO adjustments.
(2) Represents Welltower's share of net FFO adjustments from unconsolidated entities.
(3) See Exhibit 2.
(4) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
(5) Excludes normalized other impairment (see Exhibit 2).
(6) Excludes normalized incremental interest expense (see Exhibit 2).
(7) Excludes certain severance related stock-based compensation recorded in other expense.

1Q20 Earnings Release	March 31, 2020

Normalizing Items			Exhibit 2
(in thousands, except per share data)	Three Months Ended
	March 31,
	2020		2019
Loss (gain) on derivatives and financial instruments, net	$7,651	(1)	$(2,487)
Loss (gain) on extinguishment of debt, net	—		15,719
Provision for loan losses	7,072	(2)	18,690
Incremental interest expense	5,871	(3)	—
Other impairment	32,268	(4)	—
Other expenses	6,292	(5)	8,756
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	4,041	(6)	504
Net normalizing items	$63,195		$41,182

Average diluted common shares outstanding	412,420		393,452
Net normalizing items per diluted share	$0.15		$0.10

Note: (1) Primarily related to mark-to-market of Genesis Healthcare, Inc. stock holdings.
(2) Primarily related to the collectability assessment of a non-real estate loan.
(3) Represents mark-to-market adjustment recorded in interest expense on intercompany CAD denominated loan.
(4) Represents write off of straight-line rent receivables recorded in rental income in conjunction with an amended lease.
(5) Primarily related to non-capitalizable transaction costs.
(6) Primarily related to non-capitalizable transaction costs in joint ventures.

1Q20 Earnings Release	March 31, 2020

Net Debt to Adjusted EBITDA Reconciliation	Exhibit 3
(in thousands)	Three Months Ended
March 31, 2020	December 31, 2019
Net income (loss)	$329,380	$240,136
Interest expense	142,007	131,648
Income tax expense (benefit)	5,442	(4,832)
Depreciation and amortization	274,801	262,644
EBITDA	751,630	629,596
Loss (income) from unconsolidated entities	3,692	(57,420)
Stock-based compensation(1)	7,083	4,547
Loss (gain) on extinguishment of debt, net	—	2,612
Loss (gain) on real estate dispositions, net	(262,824)	(12,064)
Impairment of assets	27,827	98
Provision for loan losses	7,072	—
Loss (gain) on derivatives and financial instruments, net	7,651	(5,069)
Other expenses(1)	6,031	16,042
Other impairment(2)	32,268	—
Adjusted EBITDA	580,430	578,342

Unsecured credit facility and commercial paper	$844,985	$1,587,597
Long term debt obligations(3)	13,228,433	13,436,365
Cash and cash equivalents(4)	(303,423)	(284,917)
Net debt	$13,769,995	$14,739,045

Adjusted EBITDA annualized	$2,321,720	$2,313,368
Net debt to Adjusted EBITDA ratio	5.93	x	6.37	x

Note:	(1) Certain severance-related costs are included in stock-based compensation and excluded from other expenses.
(2) Represents write off of straight-line rent receivables recorded in rental income in conjunction with an amended lease.
(3) Amounts include unamortized premiums/discounts, fair value adjustments and lease liabilities related to financing leases. Operating lease liabilities related to ASC 842 adoption are excluded.
(4) Inclusive of IRC section 1031 deposits, if any.